10.23

                    RESIGNATION AGREEMENT, WAIVER AND RELEASE


     This Resignation Agreement, Waiver and Release ("this Agreement") is made and entered into by and between ParkerVision, Inc. and its successors and assigns (hereinafter "ParkerVision"), Jeffrey L. Parker, and Richard Sisisky and his heirs, spouse, assigns, executors, administrators and attorneys (hereinafter referred to as "Mr. Sisisky").

     Mr. Sisisky has resigned voluntarily from his position as President and Chief Operating Officer for ParkerVision and from ParkerVision's board of directors, and ParkerVision, Mr. Parker and Mr. Sisisky, desiring to settle all existing or potential claims Mr. Sisisky has or may have against ParkerVision or Mr. Parker, agree to the following:

     1. OBLIGATIONS OF PARKERVISION AND MR. PARKER: In consideration of Mr. Sisisky's obligations set forth below, the following benefits shall be provided to Mr. Sisisky in consideration for his obligations set forth in this Agreement:

          (a) ParkerVision shall continue Mr. Sisisky's compensation and benefits pursuant to sections 2.1 through 2.6 of his July 23, 1998 Employment Agreement with ParkerVision ("the 1998 Employment Agreement") as if he continued to be employed with ParkerVision through December 31, 2003 under the 1998 Employment Agreement except that (i) Mr. Sisisky will not be entitled to 30,000 of vested ParkerVision Acceleration Options to which Mr. Sisisky would have been entitled had he remained so employed, and (ii) ParkerVision's obligation to pay the premiums for continuation of Mr. Sisisky's group medical insurance through December 31, 2003 is contingent upon Mr. Sisisky's timely electing such continuation coverage upon his resignation as President and Chief Operating Officer.

          (b) ParkerVision and Mr. Parker waive, and release Mr. Sisisky from, all claims, rights, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever that ParkerVision and/or Mr. Parker has or could have maintained against Mr. Sisisky through the date of signing this Agreement, including any claim for attorney's fees.

          (c) ParkerVision shall allow Mr. Sisisky until January 15, 2003 to continue to use the cellular telephone ParkerVision issued to him and to remove all of his personal belongings from ParkerVision's offices.

          (d) ParkerVision's directors, Jeffrey L. Parker, David Sorrells and Todd Parker, shall refrain from expressing (or causing others to express) to any

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third party any  derogatory or negative  opinions or statements  concerning  Mr.
Sisisky, nor shall ParkerVision issue any public corporate statement to that effect. If ParkerVision makes any public corporate statement concerning Mr. Sisisky's resigning from his positions as ParkerVision's President and Chief Operating Officer and member of its board of directors, such publication shall state in substance that Mr. Sisisky is voluntarily resigning from his position as ParkerVision's President and Chief Operating Officer and member of its board of directors, but has agreed to remain with ParkerVision as a consultant.

     2.  OBLIGATIONS  OF  MR.  SISISKY:   In  consideration  of   ParkerVision's
obligations set forth in this Agreement:

          (a) Mr. Sisisky waives, and releases ParkerVision, and its directors, officers, employees, representatives, agents and attorneys, both individually and collectively, and Mr. Parker (hereinafter collectively referred to as "the Released Parties") from, all claims, rights, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever that Mr. Sisisky has or could have maintained against any of the Released Parties through the date of signing this Agreement, including any claim for attorney's fees. Without limiting the generality of the foregoing, Mr. Sisisky waives, and releases all of the Released Parties from, all claims, rights, and causes of action relating to or arising out of Mr. Sisisky's employment with, conditions of employment with, compensation by, or separation of employment from, ParkerVision, including, without limitation, any claims, rights, charges or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866 and 1871; the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as "the ADEA"); Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Florida Civil Rights Act of 1992; Florida Statutes ss.ss. 440.205 and 448.102; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the National Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other federal or state law or local ordinance, including any suit in tort (including fraud, promissory estoppel and negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action, except for any claim which may not lawfully be waived in this manner.

          (b) Mr. Sisisky represents that while he is not legally barred from filing a charge of discrimination, he has not filed, and does not intend to file, any charge of discrimination against any of the Released Parties with any federal, state or local agency and understands that ParkerVision has reasonably relied on his representations in this paragraph in agreeing to perform the payment obligations set

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forth in paragraph no. 1 of this Agreement. Mr. Sisisky further waives any right to recovery based on any charge of discrimination filed by him or on his behalf.

          (c) Mr. Sisisky shall resign his employment with ParkerVision as President and Chief Operating Officer and from ParkerVision's board of directors effective December 20, 2002 and refrain from seeking employment with any of the Released Parties at any time in the future; provided, however, that through December 31, 2003, Mr. Sisisky shall be employed for the limited purpose of making himself available as needed as a consultant to answer any questions
ParkerVision's managers or counsel may have relating to Mr. Sisisky's responsibilities while employed as President and Chief Operating Officer of ParkerVision. After December 31, 2003, Mr. Sisisky shall not be employed in any capacity for ParkerVision, and Mr. Sisisky specifically waives any claim he may have that the termination of his employment with ParkerVision is either a "Without Cause Termination" or a termination by him for "Good Reason" as those terms are defined in sections 3.5(a) and 3.5(b) of the 1998 Employment Agreement.

          (d) Mr. Sisisky shall refrain from expressing (or causing others to express) to any third party any derogatory or negative opinions or statements concerning ParkerVision or any of ParkerVision's managers, supervisors, representatives or employees, or concerning ParkerVision's operations.

     3. NON-DISCLOSURE. Mr. Sisisky shall not disclose, either directly or indirectly, any of the terms of this Agreement, including, but not limited to, the amount of the payments set forth in paragraph 1 or that ParkerVision is paying Mr. Sisisky, to any person or organization, including, but not limited to, members of the press and media, present and former employees, vendors, suppliers, or other members of the public. Mr. Sisisky may only disclose those facts in a privileged context (attorney-client, accountant-client or husband-wife) with the understanding that such disclosure will remain privileged and will not be communicated to third parties. If asked about his resignation, Mr. Sisisky shall state only that he has resigned his employment with ParkerVision voluntarily and amicably to pursue other opportunities. Until December 31, 2003, he may also confirm that he is continuing with ParkerVision as a consultant.

     4. CONFIDENTIALITY OF PARKERVISION INFORMATION. Mr. Sisisky recognizes that all material, including identification information, keys, computer software and hardware, files, manuals, tapes, reports, financial information, memoranda and equipment, ParkerVision has provided to Mr. Sisisky, or which was prepared within the scope of Mr. Sisisky's employment with ParkerVision, constitutes ParkerVision's property exclusively, and he represents that all such material in his custody, possession or control (or copies of such material) has either remained with or been returned to ParkerVision. Mr. Sisisky shall also continue to adhere to those provisions of the 1998 Employment Agreement with ParkerVision relating to non-

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competition  and  confidentiality  of  certain   ParkerVision   information  not
generally available to the public, and sections 5.1 through 5.7 of the 1998 Employment Agreement are hereby incorporated into this Agreement by reference as if fully set forth in this Agreement and as if Mr. Sisisky's employment termination date is considered to be December 31, 2003.

     5. NON-ADMISSION. Neither this Agreement, nor anything contained in it, shall be construed as an admission by any of the Released Parties of any liability, wrongdoing or unlawful conduct whatsoever.

     6. SEVERABILITY. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

     7. ENTIRE AGREEMENT. This Agreement, including the aforementioned provisions of the 1998 Employment Agreement incorporated into this Agreement by reference, and the Indemnification Agreement between Mr. Sisisky and ParkerVision dated September 25, 2002, and Stock Option Agreements between Mr. Sisisky and ParkerVision dated July 23, 1998, contain the entire understanding and agreement between the parties and shall not be modified or superseded except upon express written consent of the parties to this Agreement. Mr. Sisisky represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by ParkerVision or its agents, representatives or attorneys or Mr. Parker which is not set forth in this Agreement.

     8. SUPERSEDES PAST AGREEMENTS. This Agreement supersedes and renders null and void any previous agreements or contracts, whether written or oral, between Mr. Sisisky, ParkerVision and Mr. Parker, except for the aforementioned provisions of the 1998 Employment Agreement and Mr. Sisisky's Indemnification and Stock Option Agreements with ParkerVision.

     9. GOVERNING LAW. The laws of the State of Florida shall govern this Agreement, and any action to enforce this Agreement shall be brought in Duval County, Florida where jurisdiction and venue shall lie.

     10. AGREEMENT NOT TO BE USED AS EVIDENCE. This Agreement shall not be admissible as evidence in any proceeding except one in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached.

     11. In any action to enforce this Agreement, the losing party shall pay the other party its reasonable attorneys' fees and costs.

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     12.  OPPORTUNITY TO CONSIDER AND CONFER.  Mr. Sisisky  acknowledges that he has had the opportunity to read, study, consider, and deliberate upon this Agreement. He further acknowledges and understands that he has been given a period of twenty-one (21) days in which he may, but is not required to, consider this Agreement, that after he signs it, he has seven (7) days in which to revoke it to the extent it waives any claim he may have under the ADEA. Mr. Sisisky further acknowledges that he fully understands and completely agrees with all of the terms of this Agreement and that he has been, and hereby is, specifically advised to consult with his attorney before executing this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, ParkerVision, Mr. Parker and Mr. Sisisky hereby execute this Resignation Agreement, Waiver and Release, consisting of five (5) pages (including this signature page) and including twelve (12) enumerated paragraphs, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

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     PLEASE  READ  CAREFULLY.  THIS  RESIGNATION  AGREEMENT,  WAIVER AND RELEASE
INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sworn to and subscribed before me
this 27th day of December, 2002.

                                             /s/ Richard Sisisky
-----------------------------------          -------------------
Notary Public, State of Florida              Richard Sisisky
at Large.  My Commission Expires:


Executed at Jacksonville, Florida, this 27th day of December, 2002.


Sworn to and subscribed before me
this 9th day of January, 2003.

                                             /s/ Jeffrey L. Parker
-----------------------------------          ---------------------
Notary Public, State of Florida              Jeffrey L. Parker for
at Large. My Commission Expires:             ParkerVision, Inc. and himself


Executed at Jacksonville, Florida, this 9th day of January, 2003.

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